                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange
Commission  that it registers  under and pursuant to the  provisions  of Section
8(a)  of  the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

                                    Name:     Variable Annuity Account A

     Address of Principal Business Office     70 West Red Oak Lane, 4th Floor
   (No. & Street, City, State, Zip Code):     White Plains, NY 10604

  Telephone Number (including area code):     (914) 697-4748

                Name and address of agent     Roger K. Viola, Esq.
                  for service of process:     One Security Benefit Place
                                              Topeka, Kansas 66636

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          Yes   X            No
                              -----             -----

                                   SIGNATURES

Pursuant to the requirements of the Investment  Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Topeka and the State of Kansas on the
xx day of April, 2002.

(SEAL)                      Signature         Variable Annuity Account A
                                      ------------------------------------------
                                                 (Name of Registrant)

                                     First Security Benefit Life Insurance
                            BY          and Annuity Company of New York
                                ------------------------------------------------
                                    (Name of sponsor, trustee or custodian)

                            BY  KRIS A. ROBBINS
                                ------------------------------------------------
                                Kris A. Robbins
                                President, Chief Executive Officer, and Director

Attest:  ROGER K. VIOLA
         ---------------------------------------
         Roger K. Viola
         Secretary, Vice President, and Director